Exhibit 11.1

PartnerRe Ltd.
Computation of Net Income per Common and Common Equivalent Share
For the Six Months Ended June 30, 2002 and 2001
(Expressed in thousands of U.S. dollars, except per-share amounts)

	For the Six Months Ended June 30, 2002			For the Six Months Ended June 30, 200l
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Net Income	$129,844			$149,100
Less: Preferred stock dividends	10,000			10,000

Net Income available to common shareholders/ Basic Net Income Per Share	119,844	50,283.6	$2.38	139,100	50,127.4	$2.77

Effect of Dilutive Securities:
Class B Warrants		916.2			908.3
Stock Options		539.3			566.0

Net income available to common shareholders/ Diluted Net Income Per Share	$119,844	51,739.1	$2.32	$139,100	51,601.7	$2.70

PartnerRe Ltd.
Computation of Net Income per Common and Common Equivalent Share
For the Three Months Ended June 30, 2002 and 2001
(Expressed in thousands of U.S. dollars, except per-share amounts)

	For the Three Months Ended June 30, 2002			For the Three Months Ended June 30, 200l
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Net Income	$66,589			$53,154
Less: Preferred stock dividends	5,000			5,000

Net Income available to common shareholders/ Basic Net Income Per Share	61,589	50,280.5	$1.22	48,154	50,134.8	$0.96

Effect of Dilutive Securities:
Class B Warrants		913.3			915.2
Stock Options		512.6			601.3

Net income available to common shareholders/Diluted Net Income Per Share	$61,589	51,706.4	$1.19	$48,154	51,651.3	$0.93